Exhibit 99.1

Alliant Energy Finance, LLC
An Alliant Energy Company

Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
News Release

FOR IMMEDIATE RELEASE	Media Hotline:	(608) 458-4040
	Investor Relations:	Zachary Fields (319) 786-8146
Alliant Energy Finance, LLC Announces Pricing of Senior Notes Offering

MADISON, Wis., Feb. 23, 2022 (GLOBE NEWSWIRE) -- Alliant Energy Finance, LLC (“AEF”), a wholly owned subsidiary of Alliant Energy Corporation (the “Company”) (NASDAQ: LNT), announced the pricing of a private offering of $350 million aggregate principal amount of 3.600% senior unsecured notes. The senior notes will be due on March 1, 2032. The closing of the offering is expected to occur on February 28, 2022, subject to customary closing conditions. The Company will fully and unconditionally guarantee the notes on a senior unsecured basis.

The net proceeds from the offering are intended to be used to reduce the Company’s outstanding commercial paper and for general corporate purposes.

The notes will be offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and the securities laws of any applicable jurisdiction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

Statements contained in this press release that are not of historical fact are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified as such because the statements include words such as “may,” anticipate,” “will,” “would,” “expected,” or other words of similar import. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties that could materially affect actual results include, among others:

•the satisfaction of customary closing conditions relating to the notes offering;

•capital market risks; and

•the impact of general economic or industry conditions.

There can be no assurance that the notes offering will be completed on the anticipated terms, or at all. For more information about potential factors that could affect AEF’s and the Company’s businesses and financial results, please review “Risk Factors” in the companies’ Annual Report on Form 10-K for the fiscal year ended 2021 filed with the Securities and Exchange Commission (the “SEC”) and in the Company’s other filings with the SEC. These factors should be considered when evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, the Company and AEF undertake no obligation to publicly update such statements to reflect subsequent events or circumstances.